Exhibit 10.33

LETTER OF INTENT

(English Translation)

Liwen Tian
48-9 Changchun Road
Jilin City, Jilin Province
People’s Public of China

Re:           Proposed Consolidation and Acquisition of Baokang Retail Stores

The purpose of this letter (the “Letter”) is to set forth certain nonbinding understandings and certain binding agreements between JILIN PROVINCE YONGXIN CHAIN DRUGSTORE LTD. (“Party A”) and LIWEN TIEN, an individual (“Party B”) in connection with the matters described below.  This Letter supersedes and replaces, in its entirety, the Framework Agreement by and among the parties herein, dated May 15, 2010.

A.	NONBINDING PROVISIONS.

The following paragraphs in Section A of this Letter (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between Party A and Party B, and neither Party A nor Party B shall have any liability to the other party with respect to the Nonbinding Provisions until a fully integrated, definitive agreement (the “Definitive Agreement”), and other related documents, are prepared, authorized, executed and delivered by and between all parties.  If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

1.
Business to be Consolidated and Acquired.  Party A and Party B intend to conduct a consolidation of 12 Baokang retail stores and clinics (the “Business”) and establish a new company to be named (in part) Baokang (“New Company”) in order to further develop the drug retail market in Jilin Province.

2.
Representations and Warranties.  Party B represents and will represent in the Definitive Agreement that Party B holds complete and legally valid right title and interest in the Business, including the right to transfer and dispose of such Business, that the Business is not encumbered by any lien, mortgage, pledge, security or any third-party claim, and that the Business is not named in any lawsuit and is not subject to any potential lawsuit.  Party B further represents and will represent in the Definitive Agreement that the basic information regarding the retail stores and clinics that Party B has provided thus far to Party A is true and complete.

3.
Consolidation of Business and Formation of New Company.  The parties will take the following actions in forming the New Company:

a.     Party A will pay a total of RMB 8,520,000 in connection with the consolidation of the Business, of which RMB 5,540,000 shall be paid to Party B as consideration, and RMB 2,980,000 of which shall be contributed as capital to the New Company in exchange for a 65% interest in the New Company.

b.    The parties will increase Baokang’s capital by RMB 4,585,000 by contributing capital according to the parties’ percentage of shares held in the New Company (Party A will hold 65% and Party B will hold 35%).  After this increase, the total capital of the New Company shall be RMB 6,920,000.

c.    Party A shall contribute RMB 2,980,000 in capital to the New Company.

d.    Party B shall contribute RMB 1,600,000 in capital to the New Company.

e.    The new capital will be used in the development of the retail business of the New Company in Jilin Province.

f.     The New Company shall be legally established and shall have its own acconting and independent operations, which will consist solely of the consolidated Business.  The New Company shall bear its own profit and loss. The profit of the New Company shall be distributed according to the percentage ownership each shareholder.

g.    Party A shall hold 65% of the equity, and Party B shall hold 35% of the equity, of the New Company.

4.	Management of New Company. The chairman of the board of directors and the financial officers of the New Company shall be appointed by Party A; the general manager shall be appointed by Party B.

5.	Compliance. All shareholders of the New Company shall comply with the Bylaws of the New Company and corporate laws and other relevant rules and regulations in performing its duties and obligations.

B.	BINDING PROVISIONS.

Upon execution by the parties of this Letter, the following numbered paragraphs of this Letter (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing this proposed transaction and in consideration of their mutual undertakings as to the matters described herein).

1.         Nonbinding Provisions Not Enforceable.  The Nonbinding Provisions do not create or constitute any legally binding obligations between Party A and Party B, and neither Party A nor Party B shall have any liability to the other party with respect to the Nonbinding Provisions until a Definitive Agreement, if one is successfully negotiated, is executed and delivered by and between all parties.  If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

2.         Definitive Agreement.  Party A and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement.  Party A and Party B shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date.  The Definitive Agreement shall not be binding on either party until and unless it shall have been approved by Party A’s board of directors.

3.         Capital Increase; Payment of Deposit.  Party A shall start the work on capital increase on a date which is mutually acceptable to Party A and Party B.  Upon such date, Party A shall pay a deposit to Party B of RMB 500,000 (“Deposit”).   Such Deposit shall be applied toward Party A’s obligations to Party B under the Definitive Agreement, except that:

a.	If Party A fails to complete the payment of its agreed capital contribution to the New Company within the time provided by the Definitive Agreement, Party A shall forfeit the Deposit.

b.
If Party A discovers any material omission or misrepresentation in the documents, data, or other materials provided by Party B, Party A shall have the right to unilaterally terminate this Letter and/or the Definitive Agreement and obtain a full refund of its Deposit.

c.	If Party B unilaterally breaches or terminates the binding portions of this Letter or the Definitive Agreement, as liquidated damages, Party B shall pay double the amount of the deposit to Party A.

The remainder of the capital contributions and payments shall be made by Party A and Party B within six months from the date of payment of the Deposit.  Upon payment of the Deposit, Party B will immediately cease discussions with any potential acquirer and shall not sell or agree to sell any part of the Business to any third party.

4.         Access. Party B shall permit Party A complete access to the Baokang facilities, books and records, and those of its subsidiaries, during normal business hours and shall cause the directors, employees, accountants and other agents and representatives (collectively, “Representatives”) of Baokang and its subsidiaries to cooperate fully with Party A and Party A’s Representatives in connection with its due diligence investigation of Baokang and Baokang’s assets, contracts, liabilities, operations, records and other aspects of its business.

5.         Disclosure.  Except as and to the extent required by law, without the prior written consent of the other party, neither Party A nor Party B shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter.

6.         Confidentiality.  Each party to this Letter agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this Letter; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this Letter.  In the event of a termination of this Letter for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party.  The obligation of confidentiality under this paragraph shall survive the termination of this Letter.

7.         Costs.  Party A and Party B shall each be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the proposed transaction, including expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

8.         Termination.  This Letter shall expire if the proposed transaction described in this Letter does not close prior to the one year anniversary of the date of this Letter.

[Signature Page Follows]

If the terms of this Letter are acceptable to you, please sign below and return a copy to us.

Very truly yours,

Party A:	Jilin Province Yongxin Chain Drugstore Ltd.

	By:	/s/ Yongxin Liu

	Name:	Yongxin Liu

Title:	Chief Executive Officer

Date:	September 25, 2010

(Seal)

AGREED:

Party B:	/s/ Liwen Tian
Liwen Tian

Date: September 25, 2010